Exhibit 5.1

December 20, 2024

Quantum Computing Inc.

5 Marine View Plaza, Suite 214

Hoboken, NJ 07030

RE:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Quantum Computing Inc., a Delaware corporation (the “Company”), in connection with filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by certain selling stockholders of up to an aggregate of 8,960,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which consists of (i) 8,460,000 shares of Common Stock (the “PIPE Shares”) and (ii) 500,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the warrants issued to American Capital Partners, LLC (the “Placement Agent Warrants”). The Placement Agent Warrants were issued pursuant to that certain Placement Agency Agreement by and between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC, dated December 10, 2024 (the “Placement Agency Agreement”).

The offering of the PIPE Shares and the Warrant Shares will be as set forth in the prospectus contained in the Registration Statement, as amended, and as supplemented from time to time.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that (i) the PIPE Shares, having already been issued, are validly issued, fully paid and non-assessable shares of Common Stock, (ii) the Placement Agent Warrants, issued in accordance with the Placement Agency Agreement, are valid and binding obligations of the Company, and (iii) the Warrant Shares have been duly authorized and, when issued by the Company upon the exercise of the Placement Agent Warrants, delivered and paid for in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

Very Truly Yours,

/s/Lucosky Brookman LLP
Lucosky Brookman LLP